Exhibit 10.5

SUBSCRIPTION AGREEMENT

TO:	The Directors of Inception Growth Acquisition Limited (the “Company”).

The undersigned hereby subscribes for 2,587,500 shares of common stock, par value $0.0001 per share (the “Shares”) of the Company. In consideration for the issue of the Shares, the undersigned hereby agrees and undertakes to pay $25,000 to the Company.

The undersigned agrees to take the Shares subject to the Certificate of Incorporation of the Company and authorizes you to enter the following name and address in the stockholder ledger of the Company:

Name:	Soul Venture Partners LLC
Address:	c/o Reception, 875 Washington Street,
Entrance located on 14th Street, New York, NY 10014

Soul Venture Partners LLC

Signed:	/s/ Jason Wong
Name:	Jason Wong
Title:	Manager

Dated: April 22, 2021

Accepted:

Inception Growth Acquisition Limited

Signed:	/s/ Paige Craig
Name:	Paige Craig
Title:	Chief Executive Officer

Dated: April 22, 2021